FORM 5
[ ]Check box if no longer
   subject to Section 16.  Form 4
   or Form 5 obligations may
   continue.  See Instruction 1(b).
[ ]Form 3 Holdings Reported
[ ]Form 4 Transactions Reported

		               U.S. SECURITIES AND EXCHANGE COMMISSION
      			                Washington, D.C. 20549

           ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
     	     Section 30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting Person| 2. Issuer Name and Ticker or Trading
Nowling           Eric            M.   |    Symbol
(Last)          (First)        (Middle)|Standard Microsystems Corporation/SMSC
             80 Arkay Drive            |--------------------------------------
               (Street)                | 3. IRS or Social Security Number of
Hauppauge         NY              11788|    Reporting Person (Voluntary)
(City)         (State)            (Zip)|
                                       |
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4. Statement of Month/Year | 5. If Amendment, Date or Original (Month/Year)
                           |
   02/98                   |
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6. Relationship of Reporting Person | 7. Individual or Joint/Group
   to Issuer (Check all applicable) |    Filing (Check applicable line)
                                    |
       Director          10% Owner  |    x  Form Filed by one Reporting
   ---                ---           |   --- Person
                                    |
    x  Officer (give      Other     |       Form Filed by more than one
   --- title below)   --- (specify  |   --- Reporting Person
                          below)    |
   Vice President and Controller    |
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Table I - Non-Derivative Securties Acquired, Disposed of, or Beneficially Owned

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of security     2.Transaction     3.Transaction      4.Securities       5.Amount of         6.Ownership     7.Nature of
                           Date              Code               Acquired (A)       Securities          Form:           Indirect
                          (Month/Day/Year)                      or Disposed        Beneficially        Direct (D)      Beneficial
                                                                of (D)             Owned at End        Indirect (I)    or Ownership
                                                                                   of Issuer's
                                                                                   Fiscal Year
                                                            Amount    (A)  Price
								       or
								      (D)

Common Stock              9/8/97             A              2,000     A     --      4,606              D
                                                                                    1,795              I               By Trust*
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Print or Type Responses)

FORM  5 (Continued) Table II-Derivative Securities Acquired, Disposed of, or
                    Beneficially Owned (e.g. puts, calls, warrants, options,
                                  convertible securities)

------------------------------------------------------------------------------------------------------------------------
1. Title of      2.  Conversion or     3. Transaction  4. Transaction  5. Number of        6.Date
   Derivative        Exercise Price       Date            Code            Derivative         Exercisable
   Security          of Derivative        (Month/                         Securities         and Expiration
                     Security             Day/Year)                       Acquired (A)       Date
									  or Disposed        (Month/Day/Year)
                                                                          (D)
                                                                          (A)      (D)     Date           Expiration
                                                                                           Exercisable    Date

Employee stock     $11.31                 9/8/97            A             2,500    --      9/8/98         9/8/07
option (right to   $11.31                 9/8/97            A             2,500    --      9/8/99         9/8/07
buy)               $11.31                 9/8/97            A             2,500    --      9/8/00         9/8/07
                   $11.31                 9/8/97            A             2,500    --      9/8/01         9/8/07
7.Title and                   8.Price of             9.Number of            10.Ownership     11.Nature
  Amount of                     Derivative             Derivative              Form of          of
  Underlying                    Security               Securities              Derivative       Indirect
  Securities                                           Beneficially            Security:        Beneficial
                                                       Owned at End            Direct (D)       Ownership
                                                       of Year                 or
                                                                               Indirect (I)
  Title          Number
                 of Shares

  Common Stock   2,500          --                     2,500                   D                --
  Common Stock   2,500          --                     2,500                   D                --
  Common Stock   2,500          --                     2,500                   D                --
  Common Stock   2,500          --                     2,500                   D                --
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

Explanation of Responses:
* Held in Incentive Savings & Retirement Plan as of 2/28/98.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note. File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

/s/ Eric M. Nowling                                April 8, 1998
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**Signature of Reporting Person                          Date